Exhibit 10.4

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is entered into as of this 11th day of April, 1996, by and between the National Consumer Cooperative Bank, a banking corporation organized under the laws of the United States (“the Bank”) , and Charles E. Snyder, a resident of Virginia.

Mr. Snyder has been employed by the Bank as its President and Chief Executive Officer since January, 1992, and previously was Chief Financial Officer. During the period of his service as President, the Bank’s financial condition, services to members, and reputation in the financial community have improved substantially from prior periods, and the Bank desires to provide continued incentives for Mr. Snyder’s continued service as its President.

In consideration of the incentives provided herein, Mr. Snyder is agreeable to continue to serve as President and Chief Executive Officer of the Bank.

It is therefore agreed as follows:

1.                                 Employment. The Bank agrees to continue to employ Mr. Snyder as its President and Chief Executive Officer, and Mr. Snyder agrees to continue to serve the Bank in that capacity, beginning as of the date of this Agreement and continuing until such employment is terminated by either party as provided in this Agreement.

2.                                 Performance. During the term of his employment with the Bank, Mr. Snyder shall devote all of the time, attention, skill and efforts to the performance of his duties for and on behalf of the Bank and its subsidiaries as is customary for a Chief Executive Officer of a financial institution of the size of the Bank and such subsidiaries.

3.                                 Compensation.  The Bank shall pay Mr. Snyder, during the term of his employment, such salary, incentive compensation, and related employee benefits as the Board may reasonably determine, from time to time.

4.                                 Termination.

(a)                                       In the event of termination of Mr. Snyder’s employment as President of the Bank for any reason other than (i) the Bank’s Termination For Cause of Mr. Snyder, as defined in Section 9 (b) , or (ii) Mr. Snyder’s Unilateral Voluntary Resignation, as defined in Section 9(d), the Bank shall provide to Mr. Snyder 30 days advance written notice of such termination and shall provide to Mr. Snyder a Severance Benefit during a period (the “Benefit Period”) expiring 18 months after the date of termination as stated in the Bank’s notice to Mr. Snyder; provided, however, that the Severance Benefit shall, in any event, be modified as of the effective date of Mr. Snyder’s employment in a New Executive Position, as provided in paragraph 9(b) of this Agreement. In consideration of the payment of the Severance Benefit, Mr. Snyder will execute, upon the request of the Bank, a mutual release under which he releases any other obligations, with the exception of any deferred compensation earned by him, that the Bank owes or may owe him arising out of his services as President and Chief Executive Officer, and the Bank releases any claims that it has or may have against him arising out of such services.

(b)                                      This Agreement shall terminate immediately upon the death or disability of Mr. Snyder. For purposes of this Agreement, Mr. Snyder shall be deemed to be disabled when he has become unable, by reason of physical or mental disability, satisfactorily to perform his duties for a period, after the expiration of any sick leave accumulated by Mr. Snyder, of 90 consecutive days or for a total period in any year of 120 days, in either case as reasonably determined by, or to the reasonable satisfaction of, the Board of Directors of the Bank. The Bank shall provide prompt written notice to Mr. Snyder of such determination. In the event of termination by reason of disability, the Benefit Period for the Severance Benefit shall expire 18 months after the first day in which the inability satisfactorily to perform occurred (the “Disability Date”). In the event that, at the date of termination by reason of disability, the Bank has in effect any other disability benefits for which Mr. Snyder would qualify, any Severance Benefits hereunder shall be reduced by the amount of any disability benefits actually received by Mr. Snyder under such other disability coverage.

5.                                 Severance Benefit. The Severance Benefit under this Agreement shall include the following:

(a)                             For a 6 month period after termination by the Bank, under Section 4(a) or after the Disability Date, (i) Mr. Snyder’s salary at a rate (the “Effective Rate”) equal to the greater of his salary (including deferred compensation) in effect at the time of notice of termination of employment or, in the event that his salary has been reduced within 60 days prior to termination, his salary in effect immediately prior to such reduction; (ii) Accruals, as defined herein, in effect at the time of such termination; (iii) converge under medical, dental and life insurance benefits in effect at the time of such termination; provided, however, that for purposes of Section 4980B(f) (3) of the Internal Revenue Code and Section 603 of ERISA, the “qualifying event” with respect to Mr. Snyder shall be deemed to occur on the date upon which such coverage ceases pursuant to this Section 5(a) (iii); and (iv) an amount equal to the cost to the Bank of providing pension benefits (including employee 401K plan benefits and any similar employee benefits adopted by the Bank for employees after the date of this Agreement) in effect at the time of such termination as if Mr. Snyder continued his employment for such 6 month period; provided, however, that, if Mr. Snyder and the Bank mutually agree to a lump sum payment of the remaining portion of the Severance Benefit at any time during the Benefit Period, then the Bank’s payment of such lump sum payment shall be accepted by Mr. Snyder as a full and complete satisfaction of all obligations of the Bank, under this Agreement and under any other Bank policies relating to employee severance, to pay any Severance Benefit.

(b)                            After expiration of the 6 month period, the Bank shall make monthly salary payments to Mr. Snyder based upon the Effective Rate for an additional period of twelve consecutive months (subject, however, to the proviso of paragraph 5(a) of this Agreement).

6.                                 Resignation. In the event of a Unilateral Voluntary Resignation by

Mr. Snyder, Mr. Snyder agrees to provide nine months’ advance written notice to the Bank of such Unilateral Voluntary Resignation. In the absence of any breach of the terms of this Agreement, the Bank shall provide to Mr. Snyder a resignation allowance in the amount of one year’s salary at the Effective Rate, payable in three equal annual payments on the first, second and third anniversaries of the date of such Unilateral Voluntary Resignation.

7.                                 Non-Competition. Mr. Snyder agrees, during the period of three years beginning on the date of termination of his employment (the “Restricted Period”) (a) not to acquire a substantial ownership interest in or to become employed or to act on behalf of any entity as an independent contractor in any form that is reasonably determined to be in direct competition with the Bank, including, without limitation, the providing or arranging of blanket loans to housing cooperatives or the public or private securitization thereof or the securitization of loans in a manner similar to the Bank’s Capital Markets Assurance Corporation (“Cap Mac”) securitization; (b) not to entice or induce any officer of the Bank (including any of its affiliates) to leave the Bank for the purpose of engaging in a business that is or will become a direct competitor of the Bank; and (c) not to divulge trade secrets or any other confidential information of material significance to the Bank’s business operations.

8.                                 Consultation. During the Restricted Period Mr. Snyder agrees to provide consulting services to the Bank, at the specific reasonable written requests of the Bank, for a period of no more than 15 days (or portions thereof) per year, relating to matters as to which he devoted significant amounts of his attention during the period of his service at the Bank; and, after the Restricted Period, Mr. Snyder will provide reasonable cooperation with respect to any governmental investigation or any litigation arising out of matters to which he devoted significant amounts of his attention during the period of his service at the Bank; provided that, such consulting services shall not require that Mr. Snyder travel outside the Greater Washington Metropolitan area; provided further that such consulting services need not be performed by Mr. Snyder during regular business hours of the Bank or at the offices of the Bank.

9.                                 Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

(a)                                   “Accruals” means (i) vacation and sick leave benefits accrued as of the effective date of the termination but in no event to include use of automobile or future travel expenses.

(b)                                  “New Executive Position” means a position as an executive officer of a financial institution, manufacturing, sales or service corporation, or any other commercial or professional organization; provided that, if such New Executive Position has a salary plus bonus or similar incentive compensation (the “New Compensation”) equal to (i) at least 90% of the sum of Mr. Snyder’s salary as identified in paragraph 5(a) (i) plus an amount equal to his average bonus for the five fiscal year average preceding the year in which his employment at the Bank terminated (“Old Compensation”), then the Severance Benefit shall terminate, and (ii) less than 90% of such Old Compensation, then the Severance Benefit shall be reduced to an amount that,  combined with the New Compensation, shall equal 90% of the Old Compensation.

(c)                       “Termination For Cause” means the Bank’s termination of Mr. Snyder’s employment based upon the Bank’s reasonable belief, after the exercise of due diligence, that Mr. Snyder (i) consistently has failed to perform substantial duties of his position, (ii) consistently has performed substantial duties of his position in a grossly negligent manner, or (iii) has been guilty of bad faith or wilful misconduct in performing or failing to perform substantial duties of his position and has failed to correct any such condition identified in subsections (i) , (ii) or (iii) , above, within a reasonable time after written notice by the Bank to Mr. Snyder of such condition; or (iv) has been convicted of a misdemeanor that causes material injury to the business or financial condition of the Bank or (v) has been (A) convicted of a felony or (B) the subject of an information or indictment charging a felony; provided that, he shall be entitled to reinstatement, if requested, in the event no conviction is entered. For purposes hereof, “conviction” and “convicted” mean a final judgment on a verdict or finding of guilty, a plea of guilty, or a plea of nolo contendere.

(d)                      “Unilateral Voluntary Resignation” means Mr. Snyder’s written notice of resignation from his position as President of the Bank for reasons other than a reasonable belief of Mr. Snyder that the Bank desires that he resign, that the Bank has caused to occur a material diminution in the responsibilities or powers of his position as President and Chief Executive Officer, or that the Bank has caused to occur a material diminution of his salary or related compensation items. For purposes hereof, “material diminution” means (i) , with respect to aggregate compensation, a reduction of at least 10% that is not accompanied by a substantially identical reduction in the aggregate compensation of all or substantially all other officers at or above the level of vice president, and, (ii) with respect to responsibilities or powers, a change in organizational structure under which any division or senior officer reporting to Mr. Snyder would no longer do so, the employment by the Bank of any senior officer over the written opposition of Mr. Snyder, a decision by the Bank to enter a new or abandon an existing product market over the written opposition of Mr. Snyder, or the adoption or rejection by the Bank, over the written opposition of Mr. Snyder, of any substantial action that could reasonably be expected to have a material impact upon the financial condition of the Bank or the results of its operations.

10.                                       Arbitration. Any controversy, claim or dispute under or arising out of this Agreement shall be resolved by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered in such arbitration may be entered in any court of competent jurisdiction. With respect to any matter submitted to arbitration hereunder, both parties shall use their best efforts to cause such arbitration proceeding to be commenced and completed as promptly as is reasonably possible.

11.                                       Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the Bank, its successors and assigns and Mr. Snyder, his heirs, executors and administrators. The parties hereto may, by mutual agreement expressed in a writing executed by both of them, amend or modify this Agreement without the consent of any other person. This Agreement represents the entire agreement of the parties with respect to the subject matter, superseding prior oral and written agreements, including, without limitation, a Severance Agreement dated January 31, 1992, but not including a Deferred Compensation Agreement dated November 4, 1994; provided that in the event of any conflict in language, this Agreement shall govern. The captions in this Agreement have been inserted for convenience only and shall in no way restrict or otherwise modify any of the terms hereof. This Agreement shall be construed in accordance with and governed by the laws of the District of Columbia.

Witness Whereof, the Bank has caused this Agreement to be duly executed by its Chairman, following its review by the members of the Board of Directors, and Mr. Snyder has duly executed this Agreement effective as of the             day of April, 1996.

NATIONAL CONSUMER COOPERATIVE BANK

BY:	/s/
Edward J. Dirkswager,
Chairman

BY:	/s/
Charles E. Snyder